Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Fourth Quarter and Full-Year 2018 Results, Sets 2019 Capital Investment Plan at $320 - $350 million, Announces Full Year and First Quarter 2019 Guidance, and Announces the Appointment of Brad Johnson as President and Chief Executive Officer

Englewood, Colorado – March 7, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) announces financial and operating results for the quarter and year ended December 31, 2018 and announces full year and first quarter 2019 guidance with its $320 - $350 million full year 2019 capital investment program.

Financial and Operating Highlights:

•	Fourth quarter and full-year 2018 production was within guidance at 64.3 billion cubic feet equivalent (“Bcfe”) and 275.1 Bcfe, respectively,

•	During 2018, Ultra turned online to sales 94 gross (79.4 net) operated vertical wells and 16 gross (11.8 net) operated horizontal wells in its Pinedale field,

•

In the fourth quarter of 2018, Ultra brought 23 gross (21.1 net) operated vertical wells online with average 24-hour initial production (“IP”) rate of 8.3 million cubic feet equivalent per day (“MMcfe/d”),

•	Total capital invested in the fourth quarter was $87.8 million with fourth quarter completed vertical well cost reduced to $3.1 million,

•

Ultra’s consolidated net leverage ratio as defined in its Revolving Credit Facility, was 3.95 times as of December 31, 2018, and the Company had $17 million of cash on hand and full availability under its Revolving Credit Facility up to its undrawn balance of $221 million based on the $325 million of capacity under the updated borrowing base,

•

As of February 28, 2019, the Company had cash of approximately $6 million and had reduced its outstanding balance under its Revolving Credit Facility to $41 million, leaving $284 million of undrawn balance

•	The Company completed the previously announced debt exchanges which have resulted in a reduction of debt of approximately $252 million, including exchanges completed subsequent to year end,

•	The Company received a favorable ruling in the appeal of make-whole claims that had been asserted against the Company, and

•	Additional financial and operating highlights can be found in the new investor presentation posted at www.ultrapetroleum.com.

“We enter 2019 with positive momentum at Ultra. The Company is drilling vertical wells above recent historical averages, continuing the horizontal learnings, received a favorable ruling in the appeal of our make whole claim, experienced improvements in regional gas pricing and we have strengthened our balance sheet through debt reductions. Our results in the fourth quarter reflect stabilization and improvement in the business and we intend to build upon these successes to increase value for our shareholders,” said Brad Johnson, President and Chief Executive Officer.

Fourth Quarter 2018 Financial Results

During the fourth quarter of 2018, total revenues excluding hedging settlements were $273.2 million as compared to $240.6 million during the fourth quarter of 2017. Derivative settlements during these periods were a loss of $82.4 million and a gain of $3.4 million, respectively. The Company’s production of natural gas and oil was 64.3 Bcfe, a decrease from 74.5 Bcfe in the same period of 2017. The decrease in production was based on a reduced capital investment program in response to a tight natural gas price environment. The Company moved from a seven-rig program at the beginning of 2018 to a three-rig operated vertical well program during the third quarter of 2018 in order to optimize cash flow and liquidity in the face of challenging regional gas pricing. Our fourth quarter production was comprised of 61.5 billion cubic feet (“Bcf”) of natural gas and approximately 473,000 barrels (“Bbls”) of oil.

During the fourth quarter of 2018, Ultra’s average realized natural gas price was $2.58 per thousand cubic feet (“Mcf”), which includes derivative settlements, as compared to $2.86 per Mcf in the fourth quarter of 2017. Excluding the derivative settlements in 2018 and the realized gain in 2017, the Company’s average price for natural gas was $3.95 per Mcf in the fourth quarter of 2018, compared to $2.81 per Mcf for the fourth quarter of 2017. Rockies basis was positive in the fourth quarter, allowing the Company to realize this uplift on its unhedged gas volumes. The Company’s average realized oil price was $61.74 per Bbl, including derivative settlements, for the quarter ended December 31, 2018, as compared to $53.17 per Bbl for the same period in 2017.

Ultra’s reported net income was $39.7 million, or $0.20 per diluted share. We reported adjusted net income (1) of $27.4 million, or $0.14 per diluted share, for the quarter ended December 31, 2018. Net income was $95.5 million or $0.49 per diluted share in the quarter ended 2017, as net realized prices for natural gas included a gain from derivative settlements, and production volumes were higher in 2017.

Full-Year 2018 Financial Results

During the year ended December 31, 2018, revenues from natural gas and oil sales, including processing credits, slightly increased to $892.5 million for the year ended December 31, 2018, as compared to $891.9 million in 2017. During the year ended December 31, 2018, production of natural gas and oil was 275.1 Bcfe, which was comprised of 260.4 Bcf of natural gas and 2.4 million barrels of oil.

During the year ended December 31, 2018, Ultra’s average realized natural gas price was $2.48 per Mcf, including derivative settlements. Excluding the derivative settlements, the Company’s average price for natural gas was $2.77 per Mcf compared to $2.88 per Mcf for the same period in 2017. The Company’s average realized oil price, including derivative settlements, was $59.44 per Bbl for the year ended December 31, 2018, as compared to $48.05 per Bbl for the same period in 2017.

For the year ended December 31, 2018, total capital expenditures were $426.2 million. During this period, the Company participated in 140 gross (98.3 net) wells that were turned to sales, including operated and non-operated wells in the Pinedale field in Wyoming.

Ultra’s reported net income for the year ended December 31, 2018, was $85.2 million, or $0.43 per diluted share as compared with net income of $177.1 million or $1.08 per diluted share for the same period in 2017. Adjusted net income for the year ended December 31, 2018, was $149.7 million, or $0.76 per diluted share, as compared to $333.1 million and $2.03 per diluted share in 2017.

Pinedale Vertical Program

The Company ended the year with a three-rig operated drilling program focused exclusively on vertical well development. During the fourth quarter, the Company and its partners brought online to sales 23 gross (21.1 net) operated vertical wells in Pinedale. The average 24-hour IP rate for new operated vertical wells brought online in the fourth quarter of 2018 was 8.3 MMcfe/d. During 2018, a total of 94 gross (79.4 net) operated vertical wells were brought online.

With the Company’s return to a vertical-only drilling program we quickly restored historical time and cost efficiencies. As a result, the average cost per vertical well decreased in the fourth quarter of 2018 from the prior two quarters to $3.1 million per well. The Company is focused on continuing to drive down vertical well costs in 2019.

Pinedale Horizontal Program

The Company continues to evaluate its horizontal program, including all the data and learnings from its 2018 campaign. In the fourth quarter, the company completed an advanced petro-physical and seismic inversion study and developed a new completion design.

In January 2019, the Company completed a horizontal well that was drilled in mid-2018. The Warbonnet 13-13-A-1H well was completed in approximately 6,100 feet of lateral in the Lower Lance A1 zone. This well posted a 24-hour IP rate of 17.5 MMcfe/d. This completion utilized a new stimulation fluid with stages targeting high-graded intervals in order to deliver a more effective completion.

Although our 2019 capital investment program does not include horizontal drilling, we are continuing our ongoing analysis to further de-risk future horizontal drilling opportunities.

Revolving Credit Facility and Liquidity

In February 2019, Ultra closed on an amendment to its Revolving Credit Facility providing expanded operating flexibility to the Company under its consolidated net leverage metric, as well as confirmed Ultra’s borrowing base for the spring redetermination period at $1.3 billion, providing $325 million of borrowing base availability under this facility. As of the end of 2018, the consolidated net leverage ratio, as defined in the Revolving Credit Facility, was 3.95 times.

As of December 31, 2018, the Company had $104 million outstanding under its Revolving Credit Facility. Much of this amount drawn was the result of the high commodity prices as of first-of-month December pricing for natural gas and natural gas basis that was used to settle derivative contracts. The derivative contracts settle and are due at the beginning of the production month, while the physical natural gas sales are collected from our purchasers at the end of the month following the production month. As of February 28, 2019, we had approximately $6 million of cash and the amount outstanding under the Revolving Credit Facility was reduced to $41 million.

Appointment of Brad Johnson as President and Chief Executive Officer

Brad Johnson has been appointed as President and Chief Executive Officer by the Board of Directors effective March 1, 2019, and he will continue to serve on the Board of Directors. Mr. Johnson had previously served in the role of interim CEO since February 2018.

“Since taking over as interim CEO Brad has demonstrated the ability to lead the Company in an effective and efficient manner during an incredibly difficult natural gas price environment in the Rockies. Among other things, Brad has worked closely with the Board to rationalize the development plan, opportunistically hedge to ensure more predictable cash flows, execute on liability management transactions and bank amendments to strengthen the balance sheet, refocus the development efforts on the vertical program to de-risk the capital investment program and oversee the detailed evaluation of the horizontal program focused on learning from our initial results.

With over 12 years of experience at Ultra, Brad is uniquely familiar with the operations and potential of Company’s Pinedale assets. Over the past year, the Board has also worked with Brad to recruit a new senior management team of successful and accomplished individuals with Jay Stratton as SVP and Chief Operating Officer and David Honeyfield as SVP and Chief Financial Officer. The Board believes that we now have a top-notch senior management team in place to successfully lead the Company into the future. The management team and the Board are fully committed to executing on a profitable and value driven business model focused on shareholder returns and to take advantage of a rebound in historically low gas price realizations in the Rockies,” said Evan Lederman, Chairman of the Board.

2019 Capital Budget, Production Forecast, Cost Guidance and Hedging

For 2019, our capital investment program is expected to be approximately $320 - $350 million. The drilling, completion and equipment capital for our operated program is estimated at $275 - $295 million and participation in wells operated by others is estimated at approximately $27 - $33 million. Other capital of $18 - $22 million includes facility, leasehold, seismic and other capitalized costs. We plan to run three operated rigs dedicated to drilling vertical wells in the core of Pinedale. We expect to fund these capital expenditures primarily through cash flows from operations and cash on hand, as well as availability under our Revolving Credit Facility.

2019 Production Forecast

Ultra’s 2019 annual production is expected to range between 240-250 Bcfe. In the first quarter, the average daily production rate is expected to range between 675-695 MMcfe/d.

Cost Guidance

The following table presents the Company’s cost guidance for the first quarter and full year 2019.

Costs Per Mcfe	1Q 2019	FY 2019
Lease operating expenses	$0.32 – 0.36	$0.32 – 0.36
Facility lease expense	$0.10 – 0.12	$0.10 – 0.12
Production taxes (a)(b)	$0.47 – 0.53	$0.34 – 0.40
Gathering fees, net	$0.27 – 0.31	$0.27 – 0.31
Transportation charges	$0.00 – 0.00	$0.00 – 0.01
Depletion and depreciation	$0.70 – 0.78	$0.70 – 0.78
General and administrative-cash	$0.01 – 0.04	$0.01 – 0.04
Cash interest expense (c)	$0.55 – 0.60	$0.55 – 0.60

(a)	Estimate for Production Taxes for 1Q19 assume an average realized natural gas price of $4.25 per Mcf and an average realized oil price of $54.48 per Bbl.
(b)	Estimate for Production Taxes for full year assume average realized natural gas price of $3.07 per Mcf and an average realized oil price of $57.99 per Bbl.
(c)	Cash interest expense – excluding non-cash PIK interest and amortization of deferred financing costs and issuance premium.

Hedging Activity

The Company will continue to hedge in order to provide a degree of certainty of cash flows along with being opportunistic in a strengthening natural gas and Rockies basis market. The Company has a minimum hedging requirement under its Revolving Credit Facility to hedge at least 65 percent of its forecast proved developed producing natural gas production for the ensuing 18 months. Management also works to balance the ability to provide upside exposure for the Company as the increase in future commodity prices has a meaningful impact on our cash flows on unhedged volumes given our low operating costs.

The table below provides a summary of the hedges from January 1, 2019, forward and includes derivative contracts put in place through March 4, 2019. Since last reported in November 2018, the Company has entered into additional natural gas basis derivatives for the period from April 2019 to November 2019 at improved differentials compared to previous disclosures. Additionally, the Company entered into the required hedges for the second quarter of 2020 utilizing a combination of costless collars and deferred premium put contracts.

The table below provides a summary of the hedges in place as of March 4, 2019:

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020
Natural Gas Swaps:
Volume (MMBtu/d)	660,000	520,000	500,000	468,478	270,000	—
NYMEX ($/MMBtu)	$2.92	$2.76	$2.77	$2.78	$2.78	$—

Natural Gas Collars:
Volume (MMBtu/d)	—	—	—	7,500	130,000	236,000
NYMEX Floor ($/MMBtu)	$—	$—	$—	$2.90	$2.78	$2.32
NYMEX Ceiling ($/MMBtu)	$—	$—	$—	$3.15	$3.23	$2.83

Natural Gas Puts:
Volume (MMBtu/d)	—	—	—	—	—	114,000
NYMEX Strike Price ($/MMBtu)	$—	$—	$—	$—	$—	$2.41

Oil Swaps:
Volume (Bbl/d)	2,689	4,000	4,000	2,000	1,000	—
NYMEX ($/Bbl)	$58.02	$58.41	$58.59	$58.40	$60.05	$—

Natural Gas Basis Swap Contracts:
NW Rockies volume (MMBtu/d)(a)	572,500	320,000	370,000	187,391	—	—
Price differential ($/MMBtu)	$(0.66)	$(0.62)	$(0.59)	$(0.69)	$—	$—

(a)	Represents swap contracts that fix the basis differentials for gas sold at or near Opal, Wyoming.

Conference Call and Webcast

The Company will host a conference call Thursday, March 7, 2019, at 10 a.m. Mountain Time (12:00 p.m. Eastern Time) to discuss the Company’s fourth quarter and full-year 2018 results. There will be prepared remarks from the Company’s management, followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 1-877-371-5742, or 1- 629-228-0726 for international calls, using Conference ID: 1562995. Interested parties may also listen over the internet at www.ultrapetroleum.com. A replay of the call will be available on the Company’s website.

Ultra Petroleum Corp.

Selected Operating and Financial Data

As of and for the Years and Quarters Ended December 31, 2018 and 2017

All amounts expressed in US$000’s, except per share data

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2018	2017	2018	2017
Volumes:
Natural gas (Mcf)	260,406	260,008	61,489	70,108
Oil and condensate (Bbls)	2,442	2,776	473	733

Mcfe - Total	275,058	276,663	64,327	74,502

Revenues:
Natural gas sales	$722,313	$748,682	$242,609	$196,885
Oil sales	153,534	133,368	27,560	38,953
Other revenue	16,652	9,823	3,041	4,789

Total operating revenues	892,499	891,873	273,210	240,627

Expenses:
Lease operating expenses	90,290	92,326	19,064	22,961
Facility lease expense	25,947	21,749	6,390	6,043
Production taxes	93,322	91,067	30,699	24,698
Gathering fees	89,806	86,953	20,760	23,200

Total lease operating costs	299,365	292,095	76,913	76,902

Depletion and depreciation	204,255	161,945	52,301	50,430
General and administrative	25,005	39,548	8,771	5,241

Total operating expenses	528,625	493,588	137,985	132,573

Other (expense) income, net	(7,906)	(237)	(7,501)	(210)
Contract settlement income (expense), net	12,656	(52,707)	15,331	—
Interest expense	(148,316)	(361,367)	(36,382)	(36,389)
Deferred gain on sale of liquids gathering system	10,553	10,553	2,638	2,638
Realized gain (loss) on commodity derivatives	(85,413)	11,446	(82,364)	3,430
Unrealized gain (loss) on commodity derivatives	(59,799)	16,966	12,758	12,834

Total other (expense) income, net	(278,225)	(375,346)	(95,520)	(17,697)

Reorganization items, net	—	140,907	—	(1,240)

Income before income taxes	85,649	163,846	39,705	89,117
Income tax provision (benefit)	442	(13,294)	—	(6,411)

Net income	$85,207	$177,140	$39,705	$95,528

Adjusted Net Income Reconciliation:
Net income	$85,207	$177,140	$39,705	$95,528
Reorganization items, net	—	(140,907)	—	1,240
Postpetition interest expense	—	260,517	—	—
Contract settlement income (expense), net	(12,656)	52,707	(15,331)	—
Debt exchange expenses	8,272	—	8,272	—
Unrealized (gain) loss on commodity derivatives	59,799	(16,966)	(12,758)	(12,834)
Houston relocation expense and other	9,118	607	7,519	4

Adjusted net income (1)	$149,740	$333,098	$27,407	$83,938

Net cash provided by operating activities	$310,897	$65,268	$1,392	$(83,516)
Operating cash flow (2) (7)(8)	$346,994	$524,467	$69,075	$137,524
(see non-GAAP reconciliation)

Adjusted EBITDA (5)	$504,024	$612,023	$110,765	$167,502

(see non-GAAP reconciliation)

Weighted average shares (000’s) (9)
Basic	196,964	163,824	197,190	196,347
Diluted	197,541	163,976	197,617	196,347

Earnings (loss) per share
Net income (loss) - basic	$0.43	$1.08	$0.20	$0.49
Net income (loss)- diluted	$0.43	$1.08	$0.20	$0.49

Adjusted earnings per share (1) (9)
Adjusted net income - basic	$0.76	$2.03	$0.14	$0.43
Adjusted net income - diluted	$0.76	$2.03	$0.14	$0.43
Realized Prices

Natural gas ($/Mcf), excluding realized gain on commodity derivatives	$2.77	$2.88	$3.95	$2.81
Natural gas ($/Mcf), including realized gain on commodity derivatives	$2.48	$2.92	$2.58	$2.86
Oil liquids ($/Bbl), excluding realized gain on commodity derivatives	$62.88	$48.05	$58.27	$53.17
Oil liquids ($/Bbl), including realized gain on commodity derivatives	$59.44	$48.05	$61.74	$53.17

Costs Per Mcfe
Lease operating expenses	$0.33	$0.33	$0.30	$0.31
Facility lease expense	$0.09	$0.08	$0.10	$0.08
Production taxes	$0.34	$0.33	$0.48	$0.33
Gathering fees (net)	$0.27	$0.28	$0.28	$0.25
Depletion and depreciation	$0.74	$0.59	$0.81	$0.68
General and administrative - total	$0.09	$0.14	$0.14	$0.07
Interest expense (7)	$0.54	$0.36	$0.57	$0.49

	$2.40	$2.11	$2.68	$2.21

Adjusted Margins
Adjusted Net Income Margin (3)	19%	37%	14%	35%
Adjusted Operating Cash Flow Margin (4)(7)(8)	43%	58%	36%	56%
Adjusted EBITDA Margin (6)	62%	69%	58%	71%

Ultra Petroleum Corp.

Supplemental Balance Sheet Data

All amounts expressed in US$000’s

	As of
	December 31,	December 31,
	2018	2017
Cash and cash equivalents	$17,014	$16,631
Outstanding debt
Credit Agreement	104,000	—
Term Loan, secured due 2024	975,000	975,000
Second Lien Notes, secured, due 2024	545,000	—
6.875% Senior Notes, unsecured due 2022	195,035	700,000
7.125% Senior Notes, unsecured due 2025	225,000	500,000

Outstanding debt	$2,044,035	$2,175,000
Add: Premium on exchange transaction	228,096	$—
Less: Deferred financing costs	(56,650)	(58,789)

Total outstanding debt, net	$2,215,481	$2,116,211

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)

All amounts expressed in US$000’s

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the Company’s financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$310,897	$65,268	$1,392	$(83,516)
Net changes in operating assets and liabilities and other non-cash or non-recurring items (7)(8)	36,097	459,199	67,683	221,040

Operating Cash Flow (2)	$346,994	$524,467	$69,075	$137,524

Reconciliation of Earnings before Interest, Taxes, Depletion and Amortization (unaudited)

All amounts expressed in US$000’s

The following table reconciles net income (loss) as derived from the Company’s financial information with earnings before interest, taxes, depletion, and amortization and certain other non-recurring or non-cash charges (Adjusted EBITDA)(5):

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$85,207	$177,140	$39,705	$95,528
Interest expense	148,316	361,367	36,382	36,389
Depletion and depreciation	204,255	161,945	52,301	50,430
Reorganization items, net	—	(140,907)	—	1,240
Contract settlement (income) expense, net	(12,656)	52,707	(15,331)	—
Unrealized (gain) loss on commodity derivatives	59,799	(16,966)	(12,758)	(12,834)
Deferred gain on sale of liquids gathering system	(10,553)	(10,553)	(2,638)	(2,638)
Stock compensation expense	11,824	39,977	278	5,795
Taxes	442	(13,294)	—	(6,411)
Debt exchange expenses	8,272	—	8,272	—
Houston office relocation and other	9,118	607	4,554	3

Adjusted EBITDA (5)	$504,024	$612,023	$110,765	$167,502

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

Management presents the following measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(1)

Adjusted Net Income is defined as Net income adjusted to exclude certain income or expense amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items such as debt restructuring costs, office and relocation costs, post- petition interest which represents interest expense related to the prepetition debt agreements incurred as part of our emergence from chapter 11 proceedings.

(2)

Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(3)	Adjusted Net Income Margin is defined as Adjusted Net Income divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(4)	Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(5)

Earnings before interest, taxes, depletion and amortization (Adjusted EBITDA) is defined as Net income (loss) adjusted to add back interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges. Management believes that the non-GAAP measure of Adjusted EBITDA is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(6)	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(7)	For the quarter and year ended December 31, 2017, excludes postpetition interest expense that represents interest for the period beginning April 29, 2016 through April 12, 2017.
(8)	For the quarter and year ended December 31, 2018 and 2017, reorganization items, net and contract settlement expense are considered non-recurring items and are excluded from operating cash flow.
(9)

In conjunction with emergence from chapter 11 on April 12, 2017, the Company issued shares of New Equity to holders of Existing Common Shares at a conversion ratio of 0.521562. As a result, the basic and fully diluted share counts have been presented to reflect this conversion as if it had occurred as of January 1, 2017.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. This news release also includes forward-looking statements about the Company’s borrowing base, which is based in part upon estimates of the Company’s proved reserves. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com